UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2013

UNITED CONTINENTAL HOLDINGS, INC.

UNITED AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-06033	36-2675207
Delaware	001-10323	74-2099724
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

233 S. Wacker Drive, Chicago, IL	60606
233 S. Wacker Drive, Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

(312) 997-8000

(312) 997-8000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On June 17, 2013, United Airlines, Inc. (“United”), a wholly-owned subsidiary of United Continental Holdings, Inc. (the “Company”), entered into supplemental agreements to United’s 787 aircraft purchase agreements with The Boeing Company (“Boeing”) to add to its existing firm order of Boeing 787 widebody aircraft ten Boeing 787-10 aircraft powered by GEnx-1B engines, convert an existing firm order for ten Boeing 787 aircraft into Boeing 787-10 aircraft and make certain other changes to those agreements. On June 19, 2013, United entered into amendments to its A350 purchase agreement with Airbus S.A.S. (“Airbus”) to add to its existing firm order of Airbus A350 widebody aircraft ten Airbus A350-1000 aircraft powered by Trent XWB engines, convert its existing firm order for 25 Airbus A350-900 aircraft into Airbus A350-1000 aircraft and make certain other changes to the agreement. The 20 Boeing 787-10 aircraft and 35 Airbus A350-1000 aircraft are expected to be delivered between 2018 and 2024.

The table below summarizes the capital commitments of the Company and United (including those intended to be assigned from the Company) as of June 19, 2013 for the acquisition of aircraft and related spare engines, aircraft improvements and acquisition of information technology services and assets.

(in billions)
Remaining in 2013	$1.1
2014	2.5
2015	2.0
2016	2.4
2017	1.4
After 2017	14.2

$23.6

Any incremental firm aircraft orders, including through the exercise of purchase options, will increase the total future capital commitments of the Company and/or United.

Each of the Boeing aircraft order and Airbus aircraft order is part of the Company’s flexible fleet strategy, which provides the Company the ability to replace older, less fuel efficient aircraft and to adjust the size of its fleet to respond to market conditions and opportunities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED CONTINENTAL HOLDINGS, INC.
UNITED AIRLINES, INC.

	By:	/s/ Chris Kenny
	Name:	Chris Kenny
	Title:	Vice President and Controller

Date: June 21, 2013